EXHIBIT 99.1

News Release

October 26, 2005
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Third Quarter Earnings For 2005

Sparta, Michigan - ChoiceOne Financial Services, Inc. reports record level third quarter net income of $570,000, an increase of $153,000 or 37% from the third quarter of 2004. Earnings per share for the third quarter of 2005 were $.35, compared to $.25 per share in the same period in 2004. ChoiceOne also reports record level net income of $1,631,000 or $.99 per share for the first nine months of 2005, compared to $1,333,000 or $.81 per share for the first nine months of 2004. Earnings per share amounts have been adjusted for the 5% stock dividend paid in May 2005. Total assets as of September 30, 2005 increased $12,914,000 from a year earlier to $242,575,000. Loans have grown 5% in the last twelve months, while deposits have increased 6% since September 30, 2004.

The increase in net income in the third quarter and first nine months of 2005 resulted primarily from higher net interest income. Growth of 5% in average earning assets in the third quarter and 6% in the first nine months of 2005 compared to the same periods in the prior year were the primary drivers of the increase. ChoiceOne's interest rate spread increased by 13 basis points in the third quarter of 2005 compared to the third quarter of 2004. However, the interest rate spread was flat in the first nine months of 2005 compared to the same period in 2004.

The provision for loan losses increased $15,000 in the third quarter and $105,000 in the first nine months of 2005 compared to the same periods in the prior year. The increase was due to higher net charge-off levels in consumer and residential mortgage loans in the first nine months of 2005 than in the comparable period in 2004. Noninterest income was up $24,000 or 4% in the third quarter of 2005 compared to the same period in 2004 but was down $18,000 or 1% in the first nine months of 2005 compared to the same period in the prior year. Growth in deposit service charge income and increases in the cash surrender value of officers' life insurance offset lower commissions from sales of insurance and investment products and gains on sales of securities. Noninterest expense fell $10,000 in the third quarter of 2005 and $69,000 or 1% in the first nine months of 2005 compared to the equivalent periods in 2004. Noninterest expense was affected in the second quarter of 2005 by an $86,000 adjustment of state single business tax expense for the tax years of 2002, 2003, and 2004. Without the effect of the tax adjustment, noninterest expense would have increased $17,000 or less than 1% in the first nine months of 2005 compared to the same period in the prior year.

President and CEO James Bosserd stated, "We are pleased with our ability to grow earning assets while controlling overhead costs, even with the opening of our Rockford Office in September 2004 and the relocation of our Alpine Office into a newly constructed facility in July 2005. We believe that our new Alpine Office will improve our ability to service ChoiceOne's existing customers as well as grow local deposits within the Comstock Park community and the Alpine corridor."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.